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                                                                EXHIBIT M(2)(ii)

                        AMENDMENT TO AMENDED AND RESTATED
                        SERVICE AND DISTRIBUTION PLAN FOR
                              PILGRIM MUTUAL FUNDS

                                 Class C Shares

         (1) Schedule A of the above named Plan, last revised in 1999, is hereby amended and restated as follows to add the following Series of the Trust (as that term is defined in the Plan) and to reflect certain name changes to certain series of the Trust:

                                    Schedule A

Pilgrim International Core Growth Fund             Pilgrim Convertible Fund
Pilgrim Worldwide Growth Fund                      Pilgrim Balanced Fund
Pilgrim International SmallCap Growth Fund         Pilgrim Money Market Fund
Pilgrim Emerging Countries Fund                    Pilgrim Strategic Income Fund
Pilgrim LargeCap Growth Fund                       Pilgrim High Yield Fund II
Pilgrim MidCap Growth Fund
Pilgrim SmallCap Growth Fund

                  (2) Paragraph 1.A of the Plan is hereby amended and restated as follows:

                  Each Fund shall pay to the Distributor, as the distributor of the Class C shares of the Fund, a fee for distribution of the shares at the rate of 0.75% (0.50% for Pilgrim Strategic Income Fund) on an annualized basis of the average daily net assets of the Fund's Class C shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitations upon such payments established by this Plan to be exceeded. To the extent the investment company in which the Pilgrim Money Market Fund invests substantially all of its assets pays the Distributor or any affiliate of Distributor a fee for distribution the distribution fee provided herein shall be reduced by the amount, if any, paid by such investment company. The distribution fee provided for herein shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

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         IN WITNESS WHEREOF, the Distributor and the Trust have signed this
Amendment pursuant to the terms of the Plan.

PILGRIM SECURITIES, INC.                     PILGRIM MUTUAL FUNDS

By /s/ Michael J. Roland                     By /s/ Robert S.Naka
  ------------------------------               ---------------------------------
  Name: Michael J. Roland                      Name: Robert S.Naka
  Title: Senior Vice President                 Title: Senior Vice President

Dated: May 24, 1999